Exhibit 99.1


                     Innovative Software Technologies, Inc.
                   Announces Rescission of Recent Acquisition

    TAMPA, Fla.--(BUSINESS WIRE)--July 18, 2005--Innovative Software Technologies, Inc. ("IST") (OTCBB:INIV) and its IST Integrated Solutions, Inc. subsidiary ("IST Integrated"), executed a mutual rescission agreement and release with Lietz Development, Inc., and Sapphire of Tampa Bay, Inc., (collectively "Data Tech"), and Christopher Lietz, and Todd Lietz (collectively the "Selling Stockholders"), the effect of which was to rescind the earlier acquisition agreement between the parties (the "Asset Purchase Agreement") executed May 9, 2005. Subsequent to the closing of the Asset Purchase Agreement, the Company discovered certain facts that constituted undisclosed liabilities and/or breaches of representation or warranty by Data Tech and the Selling Stockholders under the Asset Purchase Agreement.
    No portion of the Purchase Price or Performance Consideration (as defined in Section 1.4 of the Asset Purchase Agreement) had been paid by the Company in connection with the Asset Purchase Transaction. There were no penalties to either party with respect to the rescission.
    Currently Innovative Software Technologies, Inc. has no business operations. Our strategy is to engage in a business combination with a company that has operations. Such a transaction could include an acquisition of an operating business or a merger with another entity. However, there can be no assurances that the company will be able to succeed in identifying a candidate for such a transaction or, if such a candidate is identified, that such a transaction can be successfully negotiated.


    CONTACT: Innovative Software Technologies, Inc., Tampa
             Christopher J. Floyd,, 813-387-3310, Fax 813-387-3311
             investors@istsoftware.com